CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Amendment No. 1 to Form S-3 of Smithtown Bancorp, Inc. of our report dated March 7, 2008, with respect to the consolidated financial statements of Smithtown Bancorp, Inc. and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of Smithtown Bancorp, Inc. for the year ended December 31, 2007, and to the reference to us under the caption “Experts” in the related prospectus which is part of this registration statement.

Crowe Horwath LLP

Livingston, New Jersey
November 24, 2008